Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 108-A-II dated December 2, 2008	Term Sheet Product Supplement No. 108-A-II Registration Statement No. 333-155535 Dated August 13, 2010; Rule 433

Structured Investments	$
8.00%† per annum Upside Auto Callable Single Observation Reverse Exchangeable Notes due August 23, 2011 Linked to the Common Stock of Cisco Systems, Inc.
† The actual interest rate will be determined on the pricing date and will not be less than 8.00% per annum.

General

  The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation in the Reference Stock, to accept the risks of owning equities in general and the common stock of Cisco Systems, Inc., in particular, to assume the risk that the notes will be automatically called and the investors will receive less interest than if the notes are not automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.
  If the notes are not automatically called, the notes will pay at least 8.00% per annum interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount as described below. If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing August 23, 2011*
  If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof
  The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms — Payment at Maturity,” to the extent they differ or conflict with those set forth in the accompanying product supplement no. 108-A-II, supersede the terms set forth in product supplement no. 108-A-II. Please refer to “Supplemental Terms of the Notes” in this term sheet for more information.

Key Terms

Reference Stock:	The common stock, par value $0.001 per share, of Cisco Systems, Inc. (NASDAQ Stock Market symbol “CSCO”). We refer to Cisco Systems, Inc. as “Cisco.”
Interest Rate:

• at least 8.00% per annum if the notes are not automatically called; or
• if the notes are automatically called:
  • at least 2.00% if the notes are automatically called on the first Call Date;
  • at least 4.00% if the notes are automatically called on the second Call Date;
  • at least 6.00% if the notes are automatically called on the third Call Date; or
  • at least 8.00% if the notes are automatically called on the final Call Date, in each case equivalent to 8.00% per annum, paid monthly and calculated on a 30/360 basis. The actual interest rate will be determined on the Pricing Date and will not be less than 8.00% per annum.

Automatic Call:	If on any of the four (4) Call Dates, the closing price of the Reference Stock is greater than the Initial Share Price, the notes will be automatically called on that Call Date.
Payment if Called:

If the notes are automatically called, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

Protection Amount:	An amount that represents at least 20.00% of the Initial Share Price, subject to adjustments
Pricing Date:	On or about August 18, 2010
Settlement Date:	On or about August 23, 2010
Call Dates*:	November 18, 2010 (first Call Date), February 17, 2011 (second Call Date), May 18, 2011 (third Call Date) and August 18, 2011 (final Call Date, which is also the Observation Date)
Call Settlement Dates*:

November 23, 2010 (first Call Settlement Date), February 23, 2011 (second Call Settlement Date), May 23, 2011 (third Call Settlement Date) and August 23, 2011 (final Call Settlement Date, which is also the Maturity Date), each of which is the third business day after the applicable Call Date specified above; provided that the final Call Settlement Date is the Maturity Date.

Observation Date:	August 18, 2011*
Maturity Date:	August 23, 2011*
CUSIP:	48124AZE0
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 23rd calendar day of each month (each such day, an “Interest Payment Date”), commencing September 23, 2010, to and including the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on the performance of the Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Share Price is less than the Initial Share Price by more than the Protection Amount. If the notes are not automatically called and the Final Share Price is less than the Initial Share Price by more than the Protection Amount, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.

Physical Delivery Amount:	The number of shares of the Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price, subject to adjustments
Cash Value:	The product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments
Initial Share Price:

The closing price of the Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 108-A-II for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the Observation Date
*

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Automatic Call” or “Description of Notes — Payment at Maturity,” as applicable, in the accompanying product supplement no. 108-A-II

Investing in the Upside Auto Callable Single Observation Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 108-A-II and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

If the notes priced today, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $35.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $27.50 per $1,000 principal amount note. The concessions of approximately $27.50 per $1,000 principal amount note include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMSI may be more or less than $35.00 and will depend on market conditions on the Pricing Date. In no event will the commission received by JPMSI, which includes concessions to be and other amounts that may be allowed to other dealers, exceed $50.00 per $1,000 principal amount note. See “Plan of Distribution” beginning on page PS-37 of the accompanying product supplement no. 108-A-II.

The agent for this offering, JPMSI, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this term sheet.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 13, 2010

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 108-A-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 108-A-II dated December 2, 2008. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 108-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 108-A-II dated December 2, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005840/e33746_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of this offering, the concept of a “Monitoring Period,” as described in the accompanying product supplement no. 108-A-II, is not applicable. Instead, if the notes are not automatically called, whether you will receive at maturity the principal amount of your notes or a number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof) will depend on the closing price of the Reference Stock on a single day (the Observation Date) only, which we also refer to as the Final Share Price, as more fully described under “Key Terms — Payment at Maturity” in this term sheet. Accordingly, you should disregard the definition for the “Monitoring Period” in the accompanying product supplement no. 108-A-II, and you should deem references in the accompanying product supplement no. 108-A-II to (a) “the Monitoring Period” to be “the Observation Date,” and (b) “on any day during the Monitoring Period” or “during the Monitoring Period” to be “on the Observation Date.”

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay (1) if the notes are not automatically called, at least 8.00% per annum interest over the term of the notes, or (2) if the notes are automatically called: (i) at least 2.00% if called on the first Call Date, (ii) at least 4.00% if called on the second Call Date; (iii) at least 6.00% if called on the third Call Date or (iv) at least 8.00% if called on the final Call Date, in each case equivalent to at least 8.00% per annum interest, from the issue date to but excluding the applicable Call Settlement Date, each of which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. The actual interest rate will be determined on the Pricing Date and will not be less than 8.00% per annum. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of (1) if the notes are not automatically called, at least 8.00% per annum interest over the term of the notes, or (2) if the notes are automatically called, (i) at least 2.00% if called on the first Call Date, (ii) at least 4.00% if called on the second Call Date; (iii) at least 6.00% if called on the third Call Date or (iv) at least 8.00% if called on the final Call Date, in each case equivalent to at least 8.00% per annum interest, from the issue date to but excluding the applicable Call Settlement Date. Interest will be payable monthly in arrears on the 23rd calendar day of each month (each such day, an “Interest Payment Date”), commencing September 23, 2010, to and including the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. Interest will be payable to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date or applicable Call Settlement Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in October 2010 will be payable on October 25, 2010.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Cisco Systems, Inc.	TS-1

  POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the Reference Stock is greater than the Initial Share Price on any of the four (4) Call Dates, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price by more than the Protection Amount on the Observation Date. However, if the notes are not automatically called and if the Final Share Price is less than the Initial Share Price by more than the Protection Amount, you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 108-A-II. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as units comprising: (i) a Put Option written by you that is automatically terminable in circumstances where the Automatic Call occurs and that, if not terminated, requires you to purchase the Reference Stock (or, at our option, the Cash Value thereof) from us at maturity under circumstances where the payment at maturity is the Physical Delivery Amount and (ii) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation to purchase the Reference Stock. We will determine the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on August 12, 2010, we would have treated 13.25% of each coupon payment as interest on the Deposit and the remainder as Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale, including as a result of an automatic call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 108-A-II dated December 2, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal if the notes are not automatically called. If the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price is less than the Initial Share Price by more than the Protection Amount. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be called before maturity if the closing price of the Reference Stock is greater than the Initial Share Price on any of the four (4) Call Dates. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.
  YOUR PROTECTION MAY TERMINATE ON THE OBSERVATION DATE — If the notes are not automatically called and the closing price of the Reference Stock on the Observation Date (i.e., the Final Share Price) is less than the Initial Share Price minus the Protection Amount, you will be fully exposed to any depreciation in the Reference Stock. Because the Final Share Price will be determined based on the closing price on a single trading day near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be at a level above the Initial Share Price minus the Protection Amount. This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock during the term of the notes, especially on dates near the Observation Date.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Call Settlement Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Cisco Systems, Inc.	TS-2

  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with Cisco, including extending loans to, or making equity investments in, Cisco or providing advisory services to Cisco. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Cisco, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of Cisco as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
  SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the Final Share Price is not less than the Initial Share Price by more than the Protection Amount and the notes are held to maturity. If the notes are not automatically called and the Final Share Price is less than the Initial Share Price by more than the Protection Amount, the protection provided by the Protection Amount will be eliminated and you will be fully exposed at maturity to any decline in the market price of the Reference Stock.
  VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Pricing Date that the Reference Stock could close below the Initial Share Price by more than the Protection Amount on the Observation Date. The Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of the Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — If the notes are not automatically called, unless the Final Share Price is less than the Initial Share Price by more than the Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
  NO AFFILIATION WITH CISCO SYSTEMS, INC. — We are not affiliated with Cisco. We assume no responsibility for the adequacy of the information about Cisco contained in this term sheet or in product supplement no. 108-A-II. You should undertake your own investigation into the Reference Stock and Cisco. We are not responsible for Cisco’s public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 108-A-II.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Cisco Systems, Inc.	TS-3

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Cisco is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Cisco designs, manufactures, and sells internet protocol-based networking and other products related to the communications and information technology industry and provides services associated with these products and their use. The common stock of Cisco, par value $0.001 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Cisco in the accompanying product supplement no. 108-A-II. Information provided to or filed with the SEC by Cisco pursuant to the Exchange Act can be located by reference to SEC file number 000-18225, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from January 7, 2005 through August 6, 2010. The closing price of the Reference Stock on August 12, 2010 was $21.45. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Reference Stock on the Call Dates or the Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Cisco will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Cisco Systems, Inc.	TS-4

Examples of Hypothetical Payments at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and closing prices on any of the Call Dates. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$21.40	• the Protection Amount (in U.S. dollars): $4.28
• the Interest Rate:	8.00% per annum if the note is held to maturity
	2.00% (equivalent to 8.00% per annum) if the note is automatically called on the first Call Date
	4.00% (equivalent to 8.00% per annum) if the note is automatically called on the second Call Date
	6.00% (equivalent to 8.00% per annum) if the note is automatically called on the third Call Date
	8.00% (equivalent to 8.00% per annum) if the note is automatically called on the final Call Date
Hypothetical Highest Closing Price on any of the Call Dates	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity**	Payment on the applicable Call Settlement Date**	Total Value of Payment Received at Maturity or on the applicable Call Settlement Date**
$42.80	N/A	N/A	N/A	$1,000.00	$1,000.00
$32.10	N/A	N/A	N/A	$1,000.00	$1,000.00
$26.75	N/A	N/A	N/A	$1,000.00	$1,000.00
$22.47	N/A	N/A	N/A	$1,000.00	$1,000.00
$21.40	$21.40	100.00%	$1,000.00	N/A	$1,000.00
$21.40	$20.33	95.00%	$1,000.00	N/A	$1,000.00
$19.26	$17.12	80.00%	$1,000.00	N/A	$1,000.00
$18.19	$13.91	65.00%	46 shares of the Reference Stock or the Cash Value thereof	N/A	$650.00
$13.91	$10.70	50.00%	46 shares of the Reference Stock or the Cash Value thereof	N/A	$500.00
$10.70	$5.35	25.00%	46 shares of the Reference Stock or the Cash Value thereof	N/A	$250.00
$6.42	$0.00	0.00%	46 shares of the Reference Stock or the Cash Value thereof	N/A	$0.00
**

Note that you will receive at maturity or on the applicable Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash or (2) on the applicable Call Settlement Date, $1,000 in cash. Also note that if you receive the Physical Delivery Amount at maturity, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity or on the applicable Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the first Call Date is $22.47. Because the closing price of the Reference Stock of $22.47 on the first Call Date is greater than the Initial Share Price of $21.40, the notes are automatically called and you will receive a payment on the first Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The highest closing price of the Reference Stock on any of the Call Dates was $21.40, and the Final Share Price is $20.33. Because the highest closing price of the Reference Stock of $21.40 on any of the Call Dates is not greater than the Initial Share Price of $21.40, the notes are not automatically called. Because the Final Share Price of $20.33 is less than the Initial Share Price of $21.40 by not more than the Protection Amount, you will receive at maturity a payment of $1,000 per $1,000 principal amount note.

Example 3: The highest closing price of the Reference Stock on any of the Call Dates was $13.91, and the Final Share Price is $10.70, a decline of more than the Protection Amount. Because the highest closing price of the Reference Stock of $13.91 on any of the Call Dates is not greater than the Initial Share Price of $21.40, the notes are not automatically called. Because the Final Share Price of $10.70 is less than the Initial Share Price of $21.40 by more than the Protection Amount, you will receive the Physical Delivery Amount, or, at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $10.70, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1), if the notes are held to maturity, at least $80.00 over the term of the notes or (2) if the notes are automatically called: (i) at least $20.00 if called on the first Call Date from the issue date to but excluding the first Call Settlement Date, (ii) at least $40.00 if called on the second Call Date from the issue date to but excluding the second Call Settlement Date; (iii) at least $60.00 if called on the third Call Date from the issue date to but excluding the final Call Settlement Date or (iv) at least $80.00 if called on the final Call Date from the issue date to but excluding the final Call Settlement Date. The actual interest rate will be determined on the Pricing Date and will not be less than 8.00% per annum. If the notes are held to maturity, the actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Cisco Systems, Inc.	TS-5

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the notes. In accordance with NASD Rule 2720, JPMSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Cisco Systems, Inc.	TS-6